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                                                                     EXHIBIT 3.5

                          CERTIFICATE OF INCORPORATION

                                       OF

                               SPRING WATER, INC.

                                    * * * * *


         FIRST: The name of the Corporation is Spring Water, Inc.

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock, no par value per share.

         FIFTH: The name and mailing address of the sole incorporator is as follows:

         Name                             Mailing Address
         ----                             ---------------

         Felicia Dedominicis              Robinson & Cole
                                          695 East Main Street
                                          Stamford, CT  06904
                                          (203) 462-7526

         SIXTH: The Corporation is to have perpetual existence.

         SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

         EIGHTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

         NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The


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books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board or directors or in the bylaws of the Corporation.

         TENTH: The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as now or hereafter in effect, indemnify all persons whom it may indemnify under such provisions. The indemnification provided by this Section shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the by-laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise. Except as specifically required by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of December, 1996.



                                                     /s/ Felicia Dedominicis
                                                     ---------------------------
                                                     Felicia DeDominicis
                                                     Sole Incorporator



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